Corporate Capital Trust, Inc. 8-K

Exhibit 99.2

Corporate Capital Trust Announces Commencement of Tender Offer

Offers to Purchase up to $185,000,000 of its Common Stock at $20.01 Per Share

SAN FRANCISCO, November 14, 2017--Corporate Capital Trust, Inc. (NYSE: CCT) today announced the commencement of a tender offer (the “Tender Offer”) to purchase up to $185,000,000 in shares of its common stock. Under the terms of the Tender Offer, stockholders may tender all or a portion of their shares at $20.01 per share, which price was our net asset value per share as of September 30, 2017 (as adjusted for the Company’s 1-for-2.25 reverse split of its shares of common stock completed on October 31, 2017). If the Tender Offer is oversubscribed, shares will be accepted on a prorated basis. Stockholders that do not wish to participate in the Tender Offer do not need to take any action.

The Tender Offer will expire at 5:00 p.m., New York City time, on December 12, 2017, unless extended or withdrawn.

Important Notice
This Press Release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The Company expects to use available cash and/or borrowings under its existing senior secured revolving credit facility to purchase shares in the Tender Offer and to pay for all related fees and expenses. The full details of the Tender Offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, dated November 14, 2017, the related Letter of Transmittal and the other documents related to the Tender Offer (collectively, the “Tender Materials”), which the Company has filed with the Securities and Exchange Commission (the “SEC”) and will promptly disseminate to stockholders. Stockholders are urged to carefully read the Tender Materials because they contain important information, including the terms and conditions of the Tender Offer. Stockholders may obtain free copies of the Tender Materials at the SEC’s website at http://www.sec.gov. Questions and requests for assistance by stockholders may be directed to Broadridge, Inc. at (855) 793-5068 (toll-free). In addition, stockholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at: www.CorporateCapitalTrust.com or by contacting the Company at 555 California Street, 50th Floor, San Francisco, California 94104 or by phone at (415) 315-3620.

About Corporate Capital Trust
Corporate Capital Trust is a business development company that provides investors an opportunity to access the middle market direct lending opportunity. The Company is externally managed by KKR Credit and its investment objective is to provide stockholders with stable recurring income generation. The Company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions. For additional information, please visit corporatecapitaltrust.com.

About KKR
KKR is a leading global investment firm that manages multiple alternative asset classes, including credit, private equity, energy, infrastructure and real estate, and, through its strategic manager partnerships, hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside its partners’ capital and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements

The information in this communication may include “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include the ability to complete the Tender Offer, the price at which shares of common stock may trade on the New York Stock Exchange, which may be higher or lower than the purchase price in the Tender Offer, and other factors disclosed in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 20, 2017. The Company undertakes no obligation to update such statements to reflect subsequent events.

Media Contact
Kristi Huller or Cara Major
media@kkr.com